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MONDAY NOVEMBER 2, 5:00 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: NORWEST CORPORATION

MERGER OF WELLS FARGO AND NORWEST COMPLETED

SAN FRANCISCO, Nov. 2/PRNewswire/ -- Wells Fargo & Company (NYSE: WFC - NEWS) and Norwest Corporation said today they have completed their merger -- creating the new Wells Fargo, a diversified financial services company. The new company is headquartered in San Francisco and has $196 billion in assets, 15 million customers, 5,836 stores and almost 102,000 team members. It ranks seventh in assets and third in the market value of its stock at September 30 among U.S. bank holding companies.

"We firmly believe this new company -- which combines the best of both organizations -- will become the premier financial services company in the United States and the leading banking franchise in the Midwest and Western United States," said Dick Kovacevich, president and chief executive officer of the new company. "Our customers, communities, shareowners and team members all will benefit from this merger with greater convenience and a broader array of products and services."

Added Kovacevich, "For our 15 million customers, nothing changes yet. Integrating systems is expected to take from six months to two years to complete.

"During the second half of next year, Norwest customers will begin seeing the Norwest name change to Wells Fargo on their stores, checks, statements and other materials."

Paul Hazen, chairman of Wells Fargo, said the key to a successful integration will be execution. "We're committed to the goal of doing it right so we can continue to provide outstanding customer service throughout the integration," he said. "Dozens of transition teams comprised of hundreds of team members are committed to making sure we begin every discussion with what's best for the customer and ensure the interests of our team members and shareholders are aligned. We're going to take our time. We're doing it right."

The combined franchise has 2,859 banking stores and covers 21 states from California to Ohio.

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Norwest Mortgage -- the nation's leading originator and servicer of mortgages
-- has 824 stores and a presence in all 50 states. Norwest Financial -- the premier consumer finance company in the hemisphere -- has 1,349 stores in 47 states, all 10 Canadian provinces, the Caribbean, Latin America and elsewhere internationally.

As previously announced, Wells Fargo's Hazen is chairman, Norwest's Kovacevich is president and chief executive officer, Norwest's Les Biller is chief operating officer and vice chairman, and Wells Fargo's Rod Jacobs is chief financial officer and vice chairman.

The four will work closely together and will be involved in all major decisions affecting the combined company.

Common stockholders of Wells Fargo receive 10 shares of common stock of Norwest in exchange for each share of Wells Fargo common stock.

Norwest's stock symbol NOB has been retired -- stock of the new company will now trade under the symbol WFC. The two companies announced a definitive agreement June 8. The Board of Governors of the Federal Reserve system approved the merger October 14; stockholders of both companies approved the merger October 20.

   - The new company:
   - ranks 1st in financial services stores in the Western Hemisphere,
   - ranks 1st in mortgage originations and servicing,
   - ranks 1st in Internet banking,
   - ranks 1st in agricultural lending among U.S. banks,
   - ranks 1st in student loans,
   - ranks 1st in the number of small business loans among U.S. banks,
   - ranks 1st in commercial real estate lending,
   - ranks 1st in auto finance,
   - ranks 1st among banks in insurance agency sales,
   - ranks 3rd in the number of ATMs in the U.S.,
   - ranks 4th in middle-market lending among all banks,
   - ranks 4th among all banks in mutual funds under management,
   - ranks 3rd in market capitalization among U.S. bank holding companies,
   - ranks 7th in assets among U.S. bank holding companies,
   - is an industry leader in alternative banking strategy, developed by

Wells Fargo, and

   - is an industry leader in community banking strategy, developed by Norwest.
   - Combined data (pro forma 9/30/98)
   - Assets (billions) $196
   - Loans (billions) $108
   - Deposits (billions) $130
   - Net income (billions - ytd) $2.1
   - Revenue (billions - ytd) $15.3*
   - Customers (millions) 15
   - Mortgage originations
   - (billions - ytd) $75

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Mortgage servicing (billions) $233

Credit card loans (billions) $6

Consumer credit card accounts

(millions) 4

Stores 5,836

ATMs 6,065

Market capitalization

(billions - 9/30/98) $58.3

Common shares outstanding (millions) 1,620

Net interest margin (ytd) 5.88%

Team members 101,591

* -- Interest income plus non-interest income

Wells Fargo is a $196 billion diversified financial services company providing banking, insurance, investments, mortgage and customer finance through 5,836 stores in all 50 states, Canada, the Caribbean, Latin America and elsewhere internationally.

This news release contains forward-looking statements with respect to financial conditions, results of operations and businesses of Wells Fargo, Norwest and the combined company including statements relating to: (a) the cost savings and accretion to reported earnings that will be realized from the merger; (b) the impact on revenues of the merger; and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within this expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressure among financial services companies increases significantly; (4) costs or difficulties related to the integration of the businesses of Wells Fargo and Norwest are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged.

SOURCE: NORWEST CORPORATION